Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-55836 and Registration Statement No. 333-62585 of The Pantry, Inc. on Forms S-8 under the Securities Act of 1933 of our report dated December 3, 2003, relating to the combined financial statements of Golden Gallon Group (indirect, wholly owned subsidiaries of Koninklijke Ahold N.V. (“Royal Ahold”)) as of October 4, 2003, December 28, 2002 and December 29, 2001, and for the nine months ended October 4, 2003 and the fiscal years ended December 28, 2002 and December 29, 2001 (which report expresses an unqualified opinion and includes explanatory paragraphs related to (i) numerous transactions with, and significant amounts receivable from, and payable to, related companies owned directly or indirectly by Royal Ahold and (ii) the adoption of Statement of Financial Accounting Standards (“SFAS”) No. 143, Accounting for Asset Retirement Obligations, during the nine months ended October 4, 2003, and the adoption of SFAS No. 142, Goodwill and Other Intangible Assets, in the fiscal year ended December 28, 2002), appearing in this Amendment No. 1 to the Current Report on Form 8-K of The Pantry, Inc. dated October 16, 2003 as filed with the Securities and Exchange Commission on December 9, 2003.

/s/    DELOITTE & TOUCHE LLP

DELOITTE & TOUCHE LLP

Greenville, South Carolina

December 9, 2003